EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                 PEOPLE'S LIBERATION REPORTS FIRST QUARTER 2007
                                FINANCIAL RESULTS

         o        NET SALES UP 21% FROM A YEAR AGO

         o        GROSS MARGIN INCREASED TO 44.5% FROM 41.8% A YEAR AGO

         o        COMPANY TO STREAMLINE OPERATIONS WITH A MORE TARGETED STRATEGY

         o        COMPANY  REITERATES  TARGET OF PROFITABILITY IN SECOND HALF OF
                  2007

LOS ANGELES MAY 15, 2007--People's Liberation, Inc. (OTCBB:PPLB), designer of denim and high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM), today reported financial results for the first quarter ended March 31, 2007.

Net sales for the first quarter of 2007 were $3.8 million up 21% from $3.1 million in the same quarter last year. The increase in sales reflected continued growth of the William Rast brand. Sequentially, net sales decreased approximately $613,000 from $4.4 million in the fourth quarter of 2006 due primarily to the seasonality of the Company's product mix, decreased sales to its Japanese distributor and increased returns from the Tommy Lee product line.

Gross profit as a percentage of net sales for the first quarter of 2007 was 44.5%, up from 41.8% for the first quarter of 2006. The increase in gross profit as a percentage of net sales was due to economies of scale achieved through improved manufacturing and sourcing processes as well as increased selling prices. Sequentially, gross profit as a percentage of net sales decreased from 49.5% in the fourth quarter of 2006 as a result of the seasonal change in product mix and off-price sales of inventory related to prior seasons.

Operating expenses for the first quarter of 2007 totaled $2.7 million, compared with $1.6 million in the first quarter of 2006. The increase in operating expenses was primarily attributable to selling expenses and general and administrative expenses. Selling expenses increased by approximately $450,000 due to the opening of the New York showroom and the hiring of additional salaried sales staff and continued promotion of the brands. General and administrative (G&A) expenses increased by approximately $600,000 primarily due to higher professional fees, including fees related to public company reporting requirements, the hiring of additional personnel and increased compensation costs, including costs related to stock options granted in the second quarter of 2006.

Comparing the first quarter of 2007 to the fourth quarter of 2006, operating costs increased approximately $200,000 from $2.5 million in the fourth quarter of 2006 primarily related to additional tradeshows in the period, and professional fees related to the year end audit.

Net loss for the first quarter of 2007 was approximately $1.0 million. This compares with a net loss of $293,000 in the first quarter of 2006 and a net loss of $295,000 in the fourth quarter of 2006.

Highlights of the quarter included:

         o The refinement of the Company's international expansion strategy for the People's Liberation and William Rast brands with the naming of Andreas Kurz (through his corporation, Akari Enterprises) as a consultant to spearhead the Company's international distribution expansion and manage existing relationships in Europe and the rest of the world.

         o Effective April 1, 2007, the outsourcing of all of the Company's finished goods shipping, receiving and warehousing functions.

         o Negotiation of a lease for an Atlanta showroom with a projected opening date of June 1, 2007.

         o        The  implementation  of a  new  enterprise  resource  planning
                  system  that  provides  a  centralized   system  for  business
                  operations, inventory, finance, pre-production, customer service, design and production.

Chairman and Chief Executive Officer, Daniel Guez, said, "We continue to focus on our two core brands, People's Liberation and William Rast, and we are making good progress in expanding brand awareness and market penetration at the domestic retail level as well as in other parts of the world. In order to achieve our goal of profitability in the second half of the year, we are focusing on those areas that hold the most potential for growth and allow us to leverage our resources most effectively. As a result, our product mix continues to evolve and this quarter we made a significant strategic decision to push forward with the on-going development and marketing of the William Rast Men's lifestyle collection, while turning our focus back to our core denim products for both William Rast and People's Liberation.

"Also promising is the positive order trend we are seeing in the second quarter of 2007. Based on the streamlining of our product offering, the renewed focus on the core denim products that have supported our growth to date, as well as expectations for seasonally stronger back-to-school and holiday sales, we believe we can deliver on our commitment of profitability in the second half of 2007," stated Guez.

BALANCE SHEET
As of March 31, 2007, the Company had cash and equivalents of approximately $219,000 and a working capital balance of approximately $3.5 million, and approximately $2.3 million available under the Company's factoring agreement. This compares with $62,000 in cash and equivalents and a working capital


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


balance  of  approximately   $4.6  million,   which  includes  $2.8  million  of
availability from the factor, as of December 31, 2006.

CONFERENCE CALL
Investors are invited to participate in the conference call today, Tuesday, May 15, 2007 at 1:45 p.m. (Pacific Time) by dialing 800-289-0533 in the U.S. or 913-981-5525 outside the U.S. A telephone replay will be available beginning today at 5:45 p.m. Pacific Time, through Monday, May 29, 2007 at 9:00 p.m. PT. To access the replay, dial 888-203-1112 (U.S.) or 719-457-0820 (International) and use pass code: 4806885. The call also will be webcast at www.earnings.com. For those who cannot listen to the live webcast, the call will be archived for 30 days at the investor relations section of the Company's website at www.peoplesliberation.com.

ABOUT PEOPLE'S LIBERATION, INC.
Los Angeles-based People's Liberation, Inc., designs, markets and sells premium contemporary apparel under the brand names People's Liberation(TM) and William Rast(TM). The clothing consists of premium denim, knits, wovens, and outerwear for men and women. In the United States, the Company distributes its merchandise to better department stores and boutiques, including Nordstrom, Bloomingdales, Neiman Marcus, Atrium and Fred Segal. Outside the U.S., in select countries, the Company sells its products directly and through distributors to better department stores and boutiques, including TNT in Canada, Jades in Germany and Sears in Mexico City. The Company also sells merchandise on its websites: www.peoplesliberation.com and www.williamrast.com.

FORWARD-LOOKING STATEMENTS
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the belief that, based on the streamlining of the Company's product offering, the renewed focus on the Company's core denim products, as well as expectations for seasonally stronger back-to-school and holiday sales, that we will be profitable in the second half of 2007. Factors which could cause actual results to differ materially from these forward-looking statements include the company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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


CONTACT:
People's Liberation
Darryn Barber, CFO
213 745-2123


ICR, Inc.
Ina McGuinness/Patricia Dolmatsky
310 954-1100

                                Tables to follow


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


                            PEOPLE'S LIBERATION, INC.
                          Selected Balance Sheet Items
                             (All numbers in $000's)

                                                                       MARCH 31,
                                                                         2007
                                                                      ----------
Cash and cash equivalents ........................................    $      219
Due from factor and accounts receivable ..........................    $    2,121
Inventories ......................................................    $    2,850
Total current assets .............................................    $    5,308
Total assets .....................................................    $    6,722

Accounts payable and accrued expenses ............................    $    1,768
Total current liabilities ........................................    $    1,775
Total liabilities ................................................    $    1,836
Total stockholders' equity .......................................    $    4,886
Total liabilities and equity .....................................    $    6,722

                            PEOPLE'S LIBERATION, INC.
                      Consolidated Statements of Operations
              (all numbers in $000's, excluding numbers per share)


                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                        -----------------------

                                                          2007           2006
                                                        --------       --------

Net sales ........................................      $  3,817       $  3,147
Cost of goods sold ...............................         2,118          1,831
                                                        --------       --------
   Gross profit ..................................         1,699          1,316


Selling expenses .................................           888            432
Design and production ............................           522            485
General and administrative .......................         1,295            693
                                                        --------       --------
   Total operating expenses ......................         2,705          1,610


Loss from operations .............................        (1,006)          (294)
Interest and other expense (income) ..............            14             (3)
                                                        --------       --------
Loss before income taxes .........................        (1,020)          (291)
Provision for income taxes .......................             3              2
                                                        --------       --------
Net loss .........................................        (1,023)          (293)
                                                        ========       ========

Basic and diluted weighted average loss
   per common share (1) ..........................      $  (0.03)      $  (0.01)
                                                        ========       ========

Basic and diluted weighted average common
   shares outstanding (1) ........................        32,943         32,546
                                                        ========       ========


       (1) Reflects the retroactive conversion of Series A convertible preferred stock, reverse stock split of 1:9.25 and subsequent issuance of shares to preserve round lot holders as of January 1, 2006, which became effective on January 5, 2006.


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